EXHIBIT 10.388

THE CHARLES SCHWAB CORPORATION
[2013 STOCK INCENTIVE PLAN]
NOTICE OF RESTRICTED STOCK UNIT GRANT

You have been granted Restricted Stock Units. A Restricted Stock Unit represents the right to receive, subject to certain conditions, a share of common stock (a “Share”) of The Charles Schwab Corporation (“Schwab”) under [The Charles Schwab Corporation 2013 Stock Incentive Plan] (the “Plan”). Your Restricted Stock Units are granted subject to the following terms:

Name of Recipient:	<first_name> <last_name>
Total Number of Restricted Stock Units Granted:	<shares_awarded>
Grant Date:	<award_date>
Vesting Schedule:
So long as you remain in service in good standing and subject to the terms of the Restricted Stock Unit Agreement, the Restricted Stock Units subject to this grant will become vested and distributable on the following dates and in the following amounts, subject to the restrictions below:

Number of Restricted Stock Units on Vesting Date:
<vesting_schedule>

Restricted Stock Units are an unfunded and unsecured obligation of Schwab. Any vested Restricted Stock Units will be paid in Shares as provided in the Restricted Stock Unit Agreement.

You and Schwab agree that this grant is issued under and governed by the terms and conditions of the Plan and the Restricted Stock Unit Agreement, both of which are made a part of this notice. Please review the Restricted Stock Unit Agreement and the Plan carefully, as they explain the terms and conditions of this grant. You agree that Schwab may deliver electronically all documents relating to the Plan or this grant (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that Schwab is required to deliver to its stockholders. By accepting this grant, you agree to all of the terms and conditions described above, in the Restricted Stock Unit Agreement and in the Plan, and you have no right whatsoever to change or negotiate such terms and conditions.

THE CHARLES SCHWAB CORPORATION
[2013 STOCK INCENTIVE PLAN]
RESTRICTED STOCK UNIT AGREEMENT

Payment for Units	No payment is required for the Restricted Stock Units that you are receiving. Restricted Stock Units are an unfunded and unsecured obligation of The Charles Schwab Corporation (“Schwab”).
Vesting
Subject to the provisions of this Restricted Stock Unit Agreement (“Agreement”), a Restricted Stock Unit becomes vested and distributable as of the earliest of the following:

(1) The applicable Vesting Date for the Restricted Stock Unit indicated in the Notice of Restricted Stock Unit Grant.

(2) Your death.

(3) Your disability.

(4) Your separation from service, if the separation qualifies as a retirement or a severance eligible termination (provided that vesting shall occur upon a severance eligible termination only to the extent provided in The Charles Schwab Severance Pay Plan (or any successor plan)).

(5) A change in control.

Unvested units will be considered “Restricted Stock Units.” If your service terminates for any reason, then your Restricted Stock Units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the Restricted Stock Units will immediately revert to Schwab. You will receive no payment for Restricted Stock Units that are forfeited. Schwab determines when your service terminates for this purpose. For all purposes of this Agreement, “service” means continuous employment as a common-law employee of Schwab or a parent corporation or subsidiary of Schwab, and “subsidiary” means a subsidiary corporation as defined in section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

Definition of Fair Market Value	“Fair market value” means the average of the high and low price of a Share (as defined below) as reported on the New York Stock Exchange on the applicable determination date.

Definition of Disability
For all purposes of this Agreement, "disability" means that you have a disability that qualifies as such under section 409A of the Code and due to which you have been determined to be eligible for benefits under Schwab’s long-term disability plan or if you are not covered by Schwab’s long-term disability plan, you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which has lasted, or can be expected to last, for a continuous period of not less than 12 months or which can be expected to result in death as determined by Schwab in its sole discretion.

Definition of Retirement
If you are an employee of Schwab and its subsidiaries, "retirement" means a separation from service for any reason other than death at any time after the earlier of when you attain age 55, but only if, at the time of your separation, you have been credited with at least 10 years of service or when you attain age 65, but only if, at the time of your termination, you have been credited with at least 5 years of service.

The phrase "years of service" above has the same meaning given to it under The SchwabPlan Retirement Savings and Investment Plan (or any successor plan).

Definition of Severance Eligible Termination
For all purposes of this Agreement, "severance eligible termination" means a separation from service entitling you to severance benefits when you have signed your Severance Agreement under The Charles Schwab Severance Pay Plan (or any successor plan).

Definition of Change in Control
For all purposes of this Agreement, "change in control" means an event that qualifies as a change in control event under section 409A of the Code and as a change in control as defined in [The Charles Schwab Corporation 2013 Stock Incentive Plan] (the “Plan”).

Definition of Separation From Service	For all purposes of this Agreement, "separation from service" means a separation from service as defined under section 409A of the Code.

Payment of Shares
Any vested Restricted Stock Units will be paid in shares of common stock of Schwab (“Shares”) as provided herein. Shares that have become vested and distributable under this Agreement shall be distributed as follows:
(1) Shares that vest and become distributable on a Vesting Date shall be distributed within 30 days of the Vesting

Date.

(2) Shares that vest and become distributable on death, disability or a change in control, shall be distributable within 90 days of such event.

(3) Shares that vest and become distributable on a separation from service (either a retirement or a severance eligible termination) shall be distributed within 90 days of the separation from service. Generally, for severance eligible terminations, the distribution date shall be the "termination date" specified in the notice under The Charles Schwab Severance Pay Plan. Notwithstanding the foregoing, if at the time of your separation from service, you are a “specified employee”, you will receive your Shares six months after your separation from service. "Specified Employee" means a "specified employee" within the meaning of section 409A of the Code and any regulatory guidance promulgated thereunder, provided that in determining the compensation of individuals for this purpose, the definition of compensation in Treas. Reg. § 1.415(c)-2(d)(2) shall be used.

Restrictions on Restricted Stock Units
You may not sell, transfer, pledge, or otherwise dispose of any Restricted Stock Units without Schwab’s written consent. Schwab will deliver Shares to you only after the Restricted Stock Units vest and after all other terms and conditions in this Agreement have been satisfied.

Schwab may, in its sole discretion, allow you to transfer these Restricted Stock Units under a domestic relations order in settlement of marital or domestic property rights.

In order to transfer these Restricted Stock Units, you and the transferee(s) must follow the procedures prescribed by Schwab, and the transferee(s) must follow the terms of this Agreement.

Delivery of Shares After Death
In the event that Shares are distributable upon your death, the Shares will be delivered to your beneficiary or beneficiaries. You may designate one or more beneficiaries by filing a beneficiary designation form with Schwab. You may change your beneficiary designation by filing a new form with Schwab at any time prior to your death. If you do not designate a beneficiary or if your designated beneficiary predeceases you, then your Shares will be delivered to your estate.

Cancellation of Restricted Stock Units
To the fullest extent permitted by applicable laws, these Restricted Stock Units will immediately be cancelled and will expire in the event that Schwab terminates your employment on account of conduct contrary to the best interests of Schwab, including, without limitation, conduct constituting a violation of law or Schwab policy, fraud, theft, conflict of interest, dishonesty or harassment. The determination whether your employment has been terminated on account of conduct inimical to the best interests of Schwab shall be made by Schwab in its sole discretion, and will be entitled to deference upon any review.

Restrictions on Resale
You agree not to sell any Shares at a time when applicable laws, Schwab’s policies, or an agreement between Schwab and its underwriters prohibit a sale. This restriction will apply as long as your service continues and for such period of time after the termination of your service as Schwab may specify.

Withholding Taxes
Shares will not be distributed unless you have made acceptable arrangements to pay any applicable withholding taxes that may be due as a result of the vesting and or the distribution of the Shares. These arrangements may include withholding Shares. Schwab may withhold the number of whole Shares, valued at the fair market value on the applicable date, required to satisfy such applicable withholding taxes. Schwab will round up to the next whole Share to cover the applicable withholding taxes, and any amounts in excess of the applicable withholding taxes resulting from rounding up to the next whole Share will be added to your federal income tax withholdings. In the event you do not elect to pay applicable withholding taxes in cash, Schwab shall withhold Shares as noted above.

Applicable withholding taxes due on the distribution of Shares subject to this award following termination of employment will be withheld as noted above, unless you have made acceptable arrangements to pay any applicable withholding taxes in cash. If you elect to pay applicable withholding taxes due upon the distribution of Shares in cash, you are responsible for having sufficient funds in your Schwab brokerage account to cover the applicable withholding taxes at the time they are due.

Any withholding taxes due prior to distribution of Shares (e.g., under section 3121(v)(2) of the Code upon retirement eligibility) shall be paid by accelerating the vesting of and withholding of Shares payable in connection with such

Restricted Stock Units for participants other than executive officers of Schwab (i.e., individuals holding the office of Executive Vice President or above), who shall pay such withholding taxes in cash upon Schwab’s request. Prior to the distribution of Shares, the number of Shares accelerated and withheld for withholding taxes will be rounded down to the next whole Share, and any amounts of less than the fair market value of a Share will be deducted from your pay to cover the applicable withholding taxes due prior to distribution of Shares. Participants may not make any election as to the payment of withholding taxes due prior to the distribution of Shares (e.g., under section 3121(v)(2) of the Code upon retirement eligibility).

No Stockholder Rights	Your Restricted Stock Units carry no voting or other stockholder rights. You have no rights as a Schwab stockholder until your Restricted Stock Units are settled by issuing Shares.
Contribution of Par Value	On your behalf, Schwab will contribute to its capital an amount equal to the par value of the Shares issued to you.
Dividend Equivalent Rights
If Schwab pays cash dividends on Shares, you will receive cash equal to the dividend per Share multiplied by the number of unvested Restricted Stock Units. Each such payment shall be made as soon as practicable following the payment of the actual dividend, but in no event beyond March 15 of the year following the year the actual dividend is paid.

No Right to Remain Employee	Nothing in this Agreement will be construed as giving you the right to be retained as an employee, contingent worker, or director of Schwab and its subsidiaries for any specific duration or at all.
Limitation on Payments
If a payment from the Plan would constitute an excess parachute payment under section 280G of the Code or if there have been certain securities law violations, then your grant may be reduced or forfeited and you may be required to disgorge any profit that you have realized from your grant.

If a disqualified individual receives a payment or transfer under the Plan that would constitute an excess parachute payment under section 280G of the Code, such payment will be reduced, as described below. Generally, someone is a “disqualified individual” under section 280G if he or she is (a) an officer of Schwab, (b) a member of the group consisting of the highest paid 1% of the employees of Schwab or, if less, the highest paid 250 employees of Schwab, or (c) a 1% stockholder of Schwab. For purposes of this section on “Limitation on Payments,” the term “Schwab" will include affiliated corporations to the extent determined by the independent auditors most recently selected by the Board of Directors (the “Auditors”) in accordance with section 280G(d)(5) of the Code.
In the event that the Auditors determine that any payment or transfer in the nature of compensation to or for your benefit, whether paid or payable (or transferred or transferable) pursuant to the terms of the Plan or otherwise (a “Payment”), would be nondeductible for federal income tax purposes because of the provisions concerning “excess parachute payments” in section 280G of the Code, then the aggregate present value of all Payments will be reduced (but not below zero) to the Reduced Amount (as defined below); provided, however, that the Compensation Committee (the “Compensation Committee”) of the Board of Directors may specify in writing that the grant will not be so reduced and will not be subject to reduction under this section.
For this purpose, the “Reduced Amount” will be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by Schwab because of section 280G of the Code.
If the Auditors determine that any Payment would be nondeductible because of section 280G of the Code, then Schwab will promptly give you notice to that effect and a copy of the detailed calculation of the Reduced Amount. The Auditors will determine which and how much of the Payments will be eliminated or reduced (such that the aggregate present value of the Payments equals the Reduced Amount and is consistent with any mandatory eliminations or reductions that apply under other agreements or the Plan). Schwab will notify you promptly of the Auditor's determination. Present value will be determined in accordance with section 280G(d)(4) of the Code. The Auditors’ determinations will be binding upon you and Schwab and will be made within 60 days of the date when a Payment becomes payable or transferable.
As a result of uncertainty in the application of section 280G of the Code at the time of an initial determination by the Auditors, it is possible that Payments will have been made by Schwab that should not have been made (an “Overpayment”)

or that additional Payments that will not have been made by Schwab could have been made (an “Underpayment”) consistent in each case with the calculation of the Reduced Amount. In the event the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against you or Schwab that the Auditors believe has a high probability of success, determine that an Overpayment has been made, the amount of such Overpayment will be paid by you to Schwab on demand, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code. However, no amount will be payable by you to Schwab if and to the extent that such payment would not reduce the amount that is subject to taxation under section 4999 of the Code. In the event the Auditors determine that an Underpayment has occurred, such Underpayment will promptly be paid or transferred by Schwab to or for your benefit, together with interest at the applicable federal rate provided in section 7872(f)(2) of the Code, provided that no such Underpayment related to Shares distributable under this Agreement shall be paid beyond the deadline for making such payments under section 409A of the Code.

Plan Administration
The Plan administrator has discretionary authority to make all determinations related to this grant and to construe the terms of the Plan, the Notice of Restricted Stock Unit Grant and this Agreement. The Plan administrator’s determinations are conclusive and binding on all persons, and they are entitled to deference upon any review.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Shares, the number of Restricted Stock Units that remain subject to forfeiture will be adjusted accordingly.
Severability
In the event that any provision of this Agreement is held invalid or unenforceable, the provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions), as such laws are applied to contracts entered into and performed in Delaware.

The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference. This Agreement (including the Additional Terms and Conditions for Non-U.S. Recipients and the Country-Specific Provisions), the Notice of Restricted Stock Unit

Grant, and the Plan constitute the entire understanding between you and Schwab regarding this grant. Any prior agreements, commitments or negotiations concerning this grant are superseded. This Agreement may be amended only by another written agreement, signed by both parties and approved by the Compensation Committee. If there is any inconsistency or conflict between any provision of this Agreement and the Plan, the terms of the Plan will control.

ADDITIONAL TERMS AND CONDITIONS FOR NON-U.S. RECIPIENTS

The additional (or, if so indicated, different) terms and conditions set forth below are specifically incorporated into the Restricted Stock Unit Agreement (the “Agreement”) for awards granted outside the United States (“U.S.”). These terms and conditions govern the Restricted Stock Units granted under the Plan if you reside or work outside of the U.S. Due to the complexities of legal, regulatory and tax issues, you should seek appropriate professional advice as to how the relevant laws in the applicable country may apply to your individual situation.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and/or the Agreement.

Withholding Taxes: the following provisions supplement the Withholding Taxes section of the Restricted Stock Unit Agreement:

You acknowledge that, regardless of any action taken by Schwab or, if different, your employer (“Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“withholding taxes”), is and remains your responsibility and may exceed the amount, if any, actually withheld by Schwab or your Employer. You further acknowledge that Schwab and/or your Employer (1) make no representations or undertakings regarding the treatment of any withholding taxes in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate your liability for withholding taxes or achieve any particular tax result. Further, if you are subject to withholding taxes in more than one jurisdiction, you acknowledge that Schwab and/or your Employer (or former employer, as applicable) may be required to withhold or account for withholding taxes in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to Schwab and/or the Employer to satisfy all withholding taxes.

In this regard, you authorize Schwab and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all withholding taxes by one or a combination of the following: (a) withholding from your wages or other cash compensation paid to you by Schwab and/or the Employer; (b) withholding from funds in your Schwab brokerage account; (c) requiring you to make a cash payment in an amount equal to the withholding obligations for withholding taxes; (d) withholding from proceeds of the sale of Shares acquired upon settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by Schwab (on your behalf pursuant to this authorization without further consent); (e) withholding in Shares to be issued upon settlement of the Restricted Stock Units; or (f) any other method of withholding determined by Schwab and permitted by applicable law.

Depending on the withholding method, Schwab may withhold or account for withholding taxes by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s), in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares. If the obligation for withholding taxes is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the withholding taxes.

Nature of Grant: In accepting the grant, you acknowledge, understand and agree that:

(1)	the Plan is established voluntarily by Schwab, it is discretionary in nature and it may be modified, amended, suspended or terminated by Schwab at any time, to the extent permitted by the Plan;

(2)
the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(3)	all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of Schwab;

(4)	you are voluntarily participating in the Plan;

(5)	the Restricted Stock Units, the Shares subject to the Restricted Stock Units, and the income and value of same, are not intended to replace any pension rights or compensation;

(6)
the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not part of normal or expected compensation for any purpose, including calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(7)
unless otherwise agreed with Schwab, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a subsidiary of Schwab;

(8)	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(9)
for purposes of the Restricted Stock Units, your service will be considered terminated as of the date you are no longer actively providing services to Schwab and its subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by Schwab, your right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Plan administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Restricted Stock Unit grant (including whether you may still be considered to be providing services while on a leave of absence);

(10)
unless otherwise provided in the Plan or by Schwab in its discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(11)
neither Schwab, its subsidiaries nor your Employer shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to you pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.

No Advice Regarding Grant: Schwab is not providing any tax, legal or financial advice, nor is Schwab making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Compliance with Law: Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, Schwab shall not be required to deliver any Shares issuable upon settlement of the Restricted Stock Units prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval Schwab shall, in its absolute discretion, deem necessary or advisable. You understand that Schwab is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that Schwab shall have unilateral authority to amend the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.

Insider Trading/Market Abuse Laws: You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions including the United States and your country or your broker’s country, if different, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Restricted Stock Units) or rights linked to the value of Shares (e.g., dividend equivalents) during such times you are considered to have “inside information” regarding Schwab (as defined in the laws or regulations in applicable jurisdictions).

Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Schwab insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions and are advised to speak to your personal advisor on this matter.

Foreign Asset/Account Reporting: Please be aware that your country may have certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalents received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You acknowledge that it is your responsibility to be compliant with such regulations, and you should speak to your personal advisor on this matter.

Data Privacy: You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Restricted Stock Unit grant materials (“Data”) by and among, as applicable, your Employer, Schwab and its subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that Schwab and your Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any Shares or directorships held in Schwab, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to Schwab, or such other stock plan service provider as may be selected by Schwab in the future, which is assisting Schwab with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize Schwab and any other possible recipients which may assist Schwab (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service with your Employer will not be affected; the only consequence of refusing or withdrawing your consent is that Schwab would not be able to grant you Restricted Stock Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

COUNTRY-SPECIFIC PROVISIONS

Terms and Conditions

These additional terms and conditions govern the Restricted Stock Units granted to you under the Plan if you are an employee and reside and/or work in one of the countries listed below.

Notifications

These provisions may also include information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of September 2017. These laws are often complex and change frequently. As a result, you should not rely on the information in these additional terms and conditions as the only source of information relating to your participation in the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and Schwab is not in a position to assure you of a particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

You understand that if you are a citizen or resident of a country other than the one in which you currently reside and/or work, transfer to another country after the date of grant, or are considered a resident of another country for local law purposes, Schwab shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to you. In addition, the notifications contained herein may not be applicable to you in the same manner.

AUSTRALIA

Notifications

Offer Document: The offer of the Restricted Stock Units is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the Offer of Stock Options and Restricted Stock Units to Australian Residents, which was distributed to you with this Agreement.

Tax Information: Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies to Restricted Stock Units granted under the Plan, such that the Restricted Stock Units are intended to be subject to deferred taxation.

Exchange Controls: If you are an Australian resident, exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, you will be required to file the report.

HONG KONG

Terms and Conditions

Form of Payment:     Notwithstanding any discretion in Section 5(d) of the Plan to the contrary, if you reside in Hong Kong, the Restricted Stock Units shall be payable in Shares only.

Sale Restriction: Any Shares received at vesting are accepted as a personal investment. In the event that the Restricted Stock Units vest and Shares are issued to you (or your heir) within six months of the date of grant, you (or your heir) agree that the Shares will not be offered to the public or otherwise disposed of prior to the six-month anniversary of the date of grant.

Notifications

Securities Law: WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. Neither the grant of the Restricted Stock Units nor the issuance of Shares upon vesting of the Restricted Stock Units constitutes a public offering of securities under Hong Kong law and are available only to employees of Schwab and its subsidiaries. This Agreement, the Plan and other incidental communication materials distributed in connection with the Restricted Stock Units (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, and (ii) are intended only for the personal use of each eligible employee of Schwab or its subsidiaries and may not be distributed to any other person.

Nature of Scheme. Schwab specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”).

SINGAPORE

Terms and Conditions

Sale Restriction: You agree that any Shares acquired pursuant to the Restricted Stock Units will not be offered for sale in Singapore within 6 months from the date of grant, unless such offer or sale is made pursuant to one or more exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”).

Notifications

Securities Law: This Restricted Stock Unit grant is being made in reliance on section 273(1)(f) of the SFA, on which basis it is exempt from the prospectus and registration requirements under the SFA and is not made to you with a view to the Restricted Stock Units or the Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Chief Executive Officer and Director Notification Obligation. The Chief Executive Officer (“CEO”) and the directors of a Singapore subsidiary of Schwab are subject to certain notification requirements under the Singapore Companies Act. The CEO and the directors must notify the Singapore subsidiary in writing of an interest (e.g., Restricted Stock Units, Shares) in Schwab or any subsidiary or parent of Schwab within two business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon vesting of the Restricted Stock Units or subsequent sale of Shares acquired under the Plan), or (iii) becoming a director or the CEO.

UNITED KINGDOM

Terms and Conditions

Withholding Taxes: This section supplements the “Withholding Taxes” section of the Agreement:

Without limitation to the “Withholding Taxes” section of the Agreement, you agree that you are liable for all withholding taxes and hereby covenant to pay all such withholding taxes as and when requested by Schwab or your Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified Schwab and your Employer against any taxes that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.

Notwithstanding the foregoing, if you are an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), you understand that you may not be able to indemnify Schwab or your Employer for the amount of any income tax not collected from or paid by you, as it may be considered a loan. In the event that you are an executive officer or director and income tax due is not collected within 90 days of the end of the United Kingdom tax year in which the Taxable Event occurs, the amount of any income tax due may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying Schwab or your Employer (as appropriate) for the value of any employee national insurance contributions due on this additional benefit, which Schwab or your Employer may recover from you by any means referred to in this Agreement.

Retirement: Notwithstanding the terms and conditions set forth in the Agreement, the Restricted Stock Units of employees in the United Kingdom will not vest upon retirement.

BY ACCEPTING THIS GRANT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.